SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                      DATA TRANSMISSION NETWORK CORPORATION
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Delaware                               47-0669375
(State of incorporation                        (IRS Employer
     or organization)                      Identification Number)


 9110 West Dodge Road, Suite 200, Omaha, Nebraska                 68114
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(Address of principal executive offices)                        (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class           Name of each exchange on which
         to be so registered           each class is to be registered
         -------------------           ------------------------------
                None                               None


If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.[ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.[x]


Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                         -------------------------------
                                (Title of class)



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



Item 1.  Description of Registrant's Securities to be Registered.

         On August 29, 1997, the Board of Directors of Data Transmission Network Corporation (the "Company") declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of common stock, par value $.001 per share, of the Company. The dividend was payable on September 2, 1997 to the stockholders of record on that date. Each Right entitled the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.50 per share, of the Company at a price of $150.00 per one-thousandth of a share of such Preferred Stock, upon the happening of certain events. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and First National Bank of Omaha, as Rights Agent, dated as of August 29, 1997, as previously amended by the First Amendment to Rights Agreement dated as of March 4, 1999, and as further amended by the Second Amendment to Rights Agreement dated as of March 24, 1999 (the "Second Amendment"). The Second Amendment amended the Rights Agreement to provide for the Rights to expire on March 24, 1999, by changing the Final Expiration Date to March 24, 1999. Accordingly, the Rights are no longer exercisable. Except as modified by the Second Amendment as provided above, the information required by this item is incorporated by reference to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on March 12, 1999.

Item 2.  Exhibits.

1. Rights Agreement, dated as of August 29, 1997, between Data Transmission Network Corporation and First National Bank of Omaha, as Rights Agent, which includes the Form of Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B, and the Summary of Rights to Purchase Shares of Preferred Stock as Exhibit C.

2.     Press release of Data Transmission  Network  Corporation dated August 29,
       1997.

3. First Amendment to Rights Agreement dated as of March 4, 1999, between Data Transmission Network Corporation and First National Bank of Omaha, as Rights Agent.

4.     Press release of Data  Transmission  Network  Corporation  dated March 4,
       1999.

5. Second Amendment to Rights Agreement dated as of March 24, 1999, between Data Transmission Network Corporation and First National Bank of Omaha, as Rights Agent.

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

                                    Signature

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

         Date: April 2, 1999.

                                           DATA TRANSMISSION NETWORK CORPORATION



                                           By:    /s/ Brian L. Larson
                                                  ----------------------------
                                                  Brian L. Larson,
                                                  Vice President,
                                                  Chief Financial Officer
                                                  and Secretary



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



                                  EXHIBIT INDEX


                                                                    Page Number
                                                                   In Sequential
         Exhibit                                                     Numbering
           No.                                                        System
         -------                                                  --------------

           1            Rights  Agreement,  dated as of  August           *
                        29,  1997, between Data  Transmission
                        Network  Corporation  and First National
                        Bank of Omaha, as Rights Agent,  which
                        includes the Form of  Certificate  of
                        Designation of Series  A  Junior
                        Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit
                        B, and the  Summary of Rights to  Purchase
                        Shares of Preferred Stock as Exhibit C.

           2            Press  release  of  Data  Transmission            *
                        Network Corporation  dated  August 29,1997.

           3            First  Amendment  to  Rights Agreement            **
                        dated as of March  4,  1999,  between  Data
                        Transmission  Network Corporation and First
                        National Bank of Omaha, as Rights Agent.

           4            Press release of Data Transmission Net-           **
                        work Corporation dated March 4, 1999.

           5            Second  Amendment to  Rights Agreement             5
                        dated as of March 24, 1999, between Data
                        Transmission Network Corporation
                        and First National Bank of  Omaha,
                        as  Rights Agent.


       *      Incorporated   by  reference  to  the  exhibits  to  the  original
              Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 29, 1997.

       ** Incorporated by reference to the exhibits to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on March 12, 1999.

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